Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cartesian Growth Corporation II on Amendment No. 3 to Form S-1 (File No. 333-261866) of our report dated March 11, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Cartesian Growth Corporation II as of December 31, 2021 and for the period from October 13, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

April 28, 2022